SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2014

MELROSE BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-194475	47-0967316
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

638 Main Street, Melrose, Massachusetts		02176
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 665-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On August 12, 2014, Melrose Bancorp, Inc., a Maryland corporation (the “Company”) and Melrose Cooperative Bank entered into an Agency Agreement with Keefe, Bruyette & Woods, Inc. (“KBW”), which will assist in the marketing of the Company’s common stock during its stock offering.

For these services, KBW has received a management fee of $30,000, with $15,000 paid upon the execution of the engagement letter between Melrose Cooperative Bank and KBW and $15,000 paid upon the filing by the Company of its registration statement with the SEC, and a success fee of 1.00% of the aggregate dollar amount of the common stock sold in the subscription offering and the community offering, each if the conversion is consummated. No fee will be payable to KBW with respect to shares purchased by the Company’s officers, directors, employees or their immediate families or shares purchased by our tax-qualified or stock-based compensation or similar plans and shares issued to our charitable foundation. The management fee will be credited against the success fee payable upon the consummation of the conversion. If, as a result of a resolicitation, KBW determines that it is required or requested to provide significant services, KBW will receive an additional fee not to exceed $25,000.

If there is a syndicated community offering, KBW will receive a fee equal to 1.00% of the dollar amount of the total shares sold in the syndicated community offering, which fee, along with the fee payable to selected dealers (which will include KBW) will not exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

The shares of common stock are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-194475) filed by the Company under the Securities Act of 1933, as amended, and a related prospectus dated August 12, 2014.

The foregoing description of the terms of the Agency Agreement is qualified in its entirety by references to the Agency Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

1.1	Agency Agreement dated August 12, 2014, by and among the Company, Melrose Cooperative Bank and KBW (exhibits omitted)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MELROSE BANCORP, INC.

DATE: August 14, 2014	By:	/s/ Jeffrey D. Jones
Jeffrey D. Jones
President and Chief Executive Officer